FORM 8-A/A

(Amendment No. 1 to Form 8-A)

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549


FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934


MAMA TISH'S ITALIAN SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)


Illinois                     36-3546039
(State of incorporation      (I.R.S. Employer
 or organization)             Identification No.)


4800 South Central Avenue, Chicago, Illinois  60638
(Address of principal executive offices)(Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:
NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Units
(Title of Class)

Common Stock, $.01 par value
(Title of Class)

Redeemable Common Stock Warrants
(Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

A description of the Registrant's securities to be registered is incorporated herein by reference to the section entitled
"Description of Securities" in Amendment No. 4 to the Registrant's Registration Statement on Form SB-2 (the "Registration Statement"), File No. 333-05358C, filed with the Securities and Exchange
Commission on November 1, 1996, a copy of which incorporated information is attached hereto as Exhibit A.


Item 2.  Exhibits.
Exhibit
Number     Description of Document
------     ------------------------

1.1        Specimen Stock Certificate representing Common Stock
           (filed as Exhibit 4.1 to Amendment No.1 to the
           Registration Statement and hereby incorporated herein by reference).

1.2        Form of Warrant (filed as Exhibit 4.2 to Amendment No.
           1 to the Registration Statement and hereby incorporated herein by reference).

2.1 Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registration Statement and hereby incorporated herein by reference).

2.2        Amended and Restated Bylaws of the Registrant (filed as
           Exhibit 3.2 to the Registration Statement and hereby incorporated herein by reference).

2.3 Form of Amendment to Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.3 to Amendment No. 1 to the Registration Statement and hereby incorporated herein by reference).

2.4        Warrant Agreement (filed as Exhibit 4.3 to Amendment No.
           1 to the Registration Statement and hereby incorporated by reference).

2.5        Mama Tish's Italian Specialties, Inc. Stock Incentive
           Plan (filed as Exhibit 10.8 to Amendment No. 1 to the
           Registration Statement and hereby incorporated by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


MAMA TISH'S ITALIAN SPECIALTIES, INC.
(Registrant)

Dated: October 31, 1996

By: /s/ Meade A. Rudasill
    ----------------------
    Meade H. Rudasill
    Chief Executive Officer


Exhibit A


DESCRIPTION OF SECURITIES

The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, no par value, of which 41,309 are designated as Class D1 Preferred Stock, 32,077 are designated as Class D2 Preferred Stock, and 22,232 are designated as Class E Preferred Stock. The Board of Directors may issue the remaining 904,382 shares of Preferred Stock in any class or series and may fix the designation, powers, preferences and rights of such shares.

As of October 30, 1996, there were 12,048,674 shares of Common
Stock outstanding, 95,618 shares of Preferred Stock outstanding and 636,250 Warrants outstanding.

Units

The Company is offering 2,300,000 Units, each Unit consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock for an exercise price of $5.00. Each Unit is being offered for $5.00 and will be evidenced by separate certificates for each of the Common Stock and the Warrants. The Shares of Common Stock and the Warrants comprising the Units hereby are immediately detachable and separately tradeable as of the date of this Prospectus.

Common Stock

The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available thereof, when, as and if declared by the Board of Directors of the Company, subject to the rights of holders of Preferred Stock; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding-up of the affairs of the Company, subject to the rights of holders of Preferred Stock; (iii) do not have preemptive, subscription or conversion rights; and (iv) are entitled to one vote per share on all matters submitted to a vote of the Company's shareholders. The Common Stock does not have cumulative voting rights or any redemption or sinking fund provisions. All shares of Common Stock now outstanding are fully paid and nonassessable, and, when issued, all shares of Common Stock included in the Units and underlying the Warrants included in this Offering will be fully paid and nonassessable.

Preferred Stock

As of October 30, 1996, the Company had issued and outstanding 41,309 shares of Class D1 Preferred Stock, 32,077 shares of Class D2 Preferred Stock and 22,232 shares of Class E Preferred Stock.
In addition, the Company's Articles of Incorporation provide for an authorized class of undesignated Preferred Stock consisting of 904,382 shares. The Preferred Stock may be issued at the direction of the Board of Directors, without the approval of the holders of Common Stock, in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereon, to the extent that such are not fixed in the Company's Articles of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock to certain holders under certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company and may have a depressive effect on the market price of the Common Stock.

Voting Rights

In General. Except with respect to the election of directors as described below or as otherwise required by law, holders of Class D1 Preferred Stock and Class D2 Preferred Stock have no voting rights. Except with respect to the election of directors as described below, the holders of Class E Preferred Stock will be entitled to vote together with the holders of Common Stock on all matters submitted to a vote by the Corporation's shareholders, voting together as a single class, with each share of Common Stock entitled to one vote and each share of Class E Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of Class E Preferred Stock at the time the vote is taken (as described below).

Election of Directors. The Articles of Incorporation provide that the Company's Board of Directors shall be comprised of three to eight directors. If there are shares of both Class D1 Preferred Stock and Class D2 Preferred Stock outstanding, the holders of Common Stock shall be entitled to elect two (2) directors, the holders of Class D1 Preferred Stock shall be entitled to elect up to three (3) directors and the holders of Class D2 Preferred Stock shall be entitled to elect up to three (3) directors. The holders of Class E Preferred Stock are not entitled to vote in the election of members of the Company's Board of Directors if there are shares of Class D1 or Class D2 Preferred Stock outstanding.

If there are shares of Class D1 Preferred Stock outstanding but no shares of Class D2 Preferred Stock outstanding, then the holders of Common Stock shall be entitled to elect two (2) directors and the holders of Class D1 Preferred Stock shall be entitled to elect up to six (6) directors. If there are shares of Class D2 Preferred Stock outstanding but no shares of Class D1 Preferred Stock outstanding, then the holders of Common Stock shall be entitled to elect two (2) directors and the holders of Class D2 Preferred Stock shall be entitled to elect up to six (6) directors.

The holders of Class D1 Preferred Stock, Class D2 Preferred Stock and Class E Preferred Stock have agreed that if there are shares of Class D1 Preferred Stock but no shares of Class D2 Preferred Stock outstanding, the former holders of Class D2 Preferred Stock shall have the right to designate up to three persons to be elected, and the holders of Class D1 Preferred Stock will elect such persons, as members of the Board of Directors and that if there are shares of Class D2 Preferred Stock but no shares of Class D1 Preferred Stock outstanding, the former holders of Class D1 Preferred Stock shall have the right to designate up to three persons to be elected, and the holders of Class D2 Preferred Stock will elect such persons, as members of the Board of Directors. These parties have further agreed that if there are neither shares of Class D1 Preferred Stock nor shares of Class D2 Preferred Stock outstanding, but there are shares of Class E Preferred Stock outstanding, the former holders of Class D1 Preferred Stock shall have the right to designate up to three persons to be elected, and the holders of Class E Preferred Stock will elect such persons, as members of the Board of Directors.

If there are neither shares of Class D1 Preferred Stock nor shares of Class D2 Preferred Stock outstanding, but there are shares of Class E Preferred Stock outstanding, then the holders of Common Stock shall be entitled to elect two (2) directors, and the holders of Class E Preferred Stock shall be entitled to elect up to six (6) directors.

If, at any time after the date of this Prospectus, however, the number of shares of Common Stock beneficially owned by Andrew Zahn, Melvyn Zahn and their respective families decreases by twenty-five percent (25%) or more from the number of shares of Common Stock beneficially owned by them on such effective date, the holders of Class D1 shall no longer have the right to designate any persons for election as members of the Board of Directors.

Proxy. Pursuant to the Second Amended and Restated Shareholders Agreement, Fergal Mulchrone, Scott Jaffe, Rod Robertson and Kenneth Serota have agreed to grant Andrew Zahn a proxy to vote all shares owned by such parties in such manner as Mr. Zahn may determine in his sole discretion. In addition, each participant in the Company's 1996 Stock Incentive Plan has agreed to grant Andrew Zahn a proxy to vote all shares received upon exercise of an option granted under such plan. For so long as shares of Class D2 or Class E are outstanding, Andrew Zahn has agreed not to vote his Common Stock, or any other Common Stock pursuant to a proxy granted to Andrew Zahn, without first obtaining the approval of the holders of a majority of the outstanding Class D2 and Class E Preferred Stock, which approval cannot be unreasonably withheld.

Dividends

Class D1 Preferred Stock and Class D2 Preferred Stock is senior to the Common Stock, Class E Preferred Stock and all other Preferred Stock that the Company may issue with respect to dividends. Dividends on Class D1 Preferred Stock and Class D2 Preferred Stock are cumulative and accrue on a daily basis (i) during the three-year period commencing on the date of issuance, at a rate equal to the prime rate less 2% per annum, and (ii) thereafter, at a rate equal to the Prime Rate plus 2% per annum, multiplied by the Class D1 Liquidation Value and the Class D2 Liquidation Value (each as defined below), respectively, plus all accrued and unpaid dividends thereon. Dividends are payable if declared by the Company's Board of Directors on January 1, April 1, July 1 and October 1 of each year. If dividends are not paid on such dates, they will accumulate and remain accumulated dividends until paid.

No dividends accrue on the Class E Preferred Stock until February 1, 2000. Beginning February 1, 2000, dividends on Class E Preferred Stock will accrue on a daily basis at a rate equal to the Prime Rate plus 2% per annum, multiplied by the Class E Liquidation Value (as defined below) plus all accrued and unpaid dividends. Dividends on the Class E Preferred Stock will be cumulative and will be payable if declared by the Company's Board of Directors on January 1, April 1, July 1 and October 1. If dividends are not paid on such dates, they will accumulate and remain accumulated dividends until paid.

Liquidation

Upon the dissolution, winding up or liquidation of the Company, each holder of Class D1 Preferred Stock is entitled to receive $250.00 per share in cash (the "Class D1 Liquidation Value"), plus all accrued and unpaid dividends, before any payments are made to holders of Common Stock, Class E Preferred Stock or any other preferred stock other than Class D2 Preferred Stock. Upon the dissolution, winding up or liquidation of the Company, each holder of Class D2 Preferred Stock is entitled to receive $250.00 per share in cash (the "Class D2 Liquidation Value"), plus all accrued and unpaid dividends, before any payments are made to holders of Common Stock, Class E Preferred Stock or any other preferred stock other than Class D1 Preferred Stock. In the event that there are insufficient funds to pay such amounts to all holders of Class D1 Preferred Stock and Class D2 Preferred Stock, available funds shall be allocated and distributed among all such holders ratably in proportion to the full amount to which they would otherwise be entitled.

Upon the dissolution, winding up or liquidation of the Company, after payments have been made to the holders of Class D1 Preferred Stock and Class D2 Preferred Stock, each holder of Class E Preferred Stock is entitled to receive $224.90 per share in cash (the "Class E Liquidation Value"), plus all accrued and unpaid dividends, before any payments are made to holders of Common Stock.

In the event that there are insufficient funds to pay such amounts to all holders of Class E, available funds shall be allocated and distributed among all such holders ratably in proportion to the full amount to which they would otherwise be entitled.

Redemption

The Company may redeem, at its option, at any time and from time to time, all or part of the then outstanding shares of Class D1 Preferred Stock and Class D2 Preferred Stock at a price per share of Class D1 Preferred Stock and Class D2 Preferred Stock equal to the Class D1 Liquidation Value and the Class D2 Liquidation Value, respectively; provided, however, that the Corporation shall first pay to each holder of Class D1 Preferred Stock and Class D2 Preferred Stock all accrued and unpaid dividends. After such payment of dividends, sixty percent (60%) of the funds available for redemption shall be applied to the redemption of Class D1 Preferred Stock and forty percent (40%) to the redemption of Class D2 Preferred Stock, in each case ratably among the holders of Class D1 Preferred Stock and Class D2 Preferred Stock based upon the aggregate Class D1 Liquidation Value and Class D2 Liquidation Value, respectively, of the shares held by each such holder.

At any time after all shares of Class D1 Preferred Stock and Class D2 Preferred Stock have been redeemed, the Company may, by written notice to all holders of Class E Preferred Stock, offer to redeem all of the shares of Class E Preferred Stock then outstanding at a price per share of Class E Preferred Stock equal to the Class E Liquidation Value plus all accrued and unpaid dividends thereon. Within thirty (30) days of receipt of such notice by the holders of Class E Preferred Stock, each such holder may notify the Company of such holder's election to convert the number of shares of Class E Preferred Stock then held by such holder and to be redeemed by the Company into the number of shares of Common Stock applicable as of the effective date of the contemplated redemption. Such election may be revoked in the event that the Company does not redeem the shares of Class E Preferred Stock to be converted.

Conversion

At any time and from time to time, any holder of shares of Class E Preferred Stock may convert all or any portion of the Class E shares held by such holder into a number of shares of Common Stock computed by (i) multiplying the number of shares of Class E Preferred Stock to be converted by the sum of the Class E Liquidation Value and any accrued and unpaid dividends thereon and
(ii) dividing the resulting product by the Conversion Price then in effect. The initial Conversion Price shall be $1.022277 and the Conversion Price is subject to adjustment from time to time for Common Stock dividends, Common Stock splits, combinations of Common Stock, reorganizations, certain rights offerings, and the issuance of additional Common Stock (or options or rights to acquire Common Stock or securities convertible or exchangeable into Common Stock) for consideration per share which is less than the Conversion Price then in effect except for shares of Common Stock to be issued upon exercise of the Employee Option or options granted pursuant to the 1996 Stock Incentive Plan. The initial Conversion Price is equal to the conversion price originally established for converting all of the Class B Preferred Stock, having a liquidation value of $5,000,000, into 30% of the outstanding Common Stock of the Company. The Class B Preferred Stock was exchanged for the Class
E Preferred Stock in contemplation of this Offering.  See "Certain
Transactions."

Certain Covenants

The Exchange Agreement among the Company, William Blair Venture Partners III Limited Partnership, Cardinal Ventures L.L.C., Primus Capital Fund III Limited Partnership, National City Capital Corporation, Melvyn Zahn, Andrew Zahn and Judith Zahn contains certain material covenants. So long as at least 25% of the Class D2 or Class E Preferred Stock remains outstanding, the Company may not, without the consent of the holders of the Class D2 Preferred Stock and the Class E Preferred Stock, (i) acquire any interest in any company or business or enter into any joint venture involving an aggregate consideration exceeding $500,000 in any one transaction or exceeding $1,000,000 in any fiscal year; (ii) make any capital expenditures exceeding $2,000,000 during any fiscal year; or (iii) enter into any leases or other rental agreements under which the amount of the aggregate lease payments for all such agreements exceeds $800,000.

Registration Rights

Common Stock Issuable Upon Conversion of Class E Preferred Stock. At any time on and after the earlier of (i) the first anniversary following a qualified public offering (as defined in the Stockholders Agreement) or (ii) February 28, 1999, the holders of one-third of the Common Stock issued upon conversion of Class E Preferred Stock (the "Class E Holders") may, subject to certain conditions and limitations, demand that the Company effect the registration of all or part of such shares, whether or not the Company proposes to register its own Common Stock. The Class E Holders may request, and the Company is obligated to pay all of the expenses of, two registrations on Form S-1 or S-2 or a similar long-form registration. The Class E Holders may request, and the Company is obligated to pay all of the expenses of, an unlimited number of non-underwritten registrations on Form S-3 or a similar short-form registration ("Short-Form Registrations"), provided that the aggregate offering value of the common stock to be registered in such Short-Form Registration is equal to at least $1,000,000.
In addition, the Class E Holders may request one underwritten Short-Form Registration, provided that (1) the aggregate offering value of the Common Stock to be registered in such Short-Form Registration is reasonably expected to equal at least $3,500,000 and (2) the Class E Holders have requested to register all of their Common Stock.

In addition, in the event that the Company proposes to register any of its securities under the Securities Act, the Class E Holders or certain permitted transferees are entitled to notice of such registration and to include shares of Common Stock therein, subject to certain conditions and limitations. The Company is obligated to pay all of the expenses of such registrations.

The Class E Holders have agreed not to effect any public sale or distribution of equity securities of the Company (or any securities convertible into or exchangeable or exercisable for such securities) during the seven days prior to and the 180 day period beginning on the effective date of certain underwritten registrations, unless the underwriters managing the registered public offering otherwise agree. The Company has agreed to indemnify the Class E Holders against all losses, claims, damages, liabilities and expenses caused by an untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospects or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent they are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.

Other Common Stock. In the event that the Company proposes to register any of its securities under the Securities Act, after the date of this Prospectus, certain holders of Common Stock, including members of the Zahn family, who collectively own 10,962,424 shares of Common Stock as of the date of this Prospectus, or certain permitted transferees are entitled to notice of such registration and to include shares of Common Stock therein, subject to certain conditions and limitations. These holders have agreed not to effect any public sale or distribution of equity securities of the Company (or any securities convertible into or exchangeable or exercisable for such securities) during the seven days prior to and the 180 day period beginning on the effective date of certain underwritten registrations, unless the underwriters managing the registered public offering otherwise agree. The Company has agreed to indemnify such persons against all losses, claims, damages, liabilities and expenses caused by an untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospects or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent they are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.

Certain shareholders who purchased shares of Common Stock from Andrew Zahn and who were granted registration rights by the Company (the "Investors") have exercised their right to request that the Company include all of such shares of Common Stock in this registration statement. Each of the Investors has agreed not to effect any public sale or distribution of equity securities of the Company (or any securities convertible into or exchangeable or exercisable for such securities) until the earlier of (i) twelve months from the date of this Prospectus or (ii) October 31, 1997. The Company is obligated to pay all the expenses (other than underwriting discounts, transfer taxes and the fees and expenses of counsel for the Investors) for this registration. The Company has agreed to indemnify each Investor, the affiliates, officers, directors and partners of each Investor, any underwriter for an Investor and any person who controls an Investor (collectively, the "Investor Indemnitees") against losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, except to the extent that such loss, claim, damage, liability or action arises out of, or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Investor Indemnitee.

Purchasers in Private Placement. The purchasers in the Private Placement (the "Private Placement Holders") have exercised their right to request that the Company include all of the Units purchased in the Private Placement in this registration statement. Each of the Private Placement Holders has agreed not to effect any public sale or distribution of equity securities of the Company (or any securities convertible into or exchangeable or exercisable for such securities) until the earlier of (i) twelve months from the date of this Prospectus or (ii) October 31, 1997. The Company is obligated to pay all the expenses (other than underwriting discounts, transfer taxes and the fees and expenses of counsel for a Private Placement Holder) for this registration. The Company has agreed to indemnify each Private Placement Holder, the affiliates, officers, directors and partners of each Private Placement Holder, any underwriter for a Private Placement Holder and any person who controls a Private Placement Holder (collectively, the "Indemnitees") against losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, except to the extent that such loss, claim, damage, liability or action arises out of, or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Indemnitee.

Underwriter's Option. The Company has agreed that the holders of the Underwriter's Option may demand that the Company register the Underwriter's Option or the Common Stock issuable thereunder whether or not the Company proposes to register any of its securities. The holders of the Underwriter's Option may request, and the Company is obligated to pay all of the expenses (except selling commissions and fees and expenses of counsel for the holders of the Underwriter's Option) of, one such demand registration. In addition, in the event that the Company proposes to register any of its securities under the Securities Act, the holders of the Underwriter's Option are entitled to notice of such registration and to include the Underwriter's Option or Common Stock issuable thereunder in such registration, subject to certain conditions. The Company is obligated to pay all of the expenses of such a registration.

Warrants

Each Warrant will be issued pursuant to a Warrant Agreement between the Company and OTC Corporate Transfer Service Co., as Warrant Agent. The following statements are subject to the detailed provisions of the Warrant Agreement and are qualified in their entirety by reference to the Warrant Agreement, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

During the two-year period commencing one year after the date of this Prospectus, each Warrant will entitle the registered holder to purchase one share of Common Stock at an exercise price of $5.00 per share. Warrants may be exercised by surrendering the Warrants to the Warrant Agent and paying the exercise price. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay to the holder the value of any such fractional shares based upon the market value of the Common Stock at such time. The Company is required to keep available a sufficient number of authorized shares of Common Stock for issuance to permit exercise of the Warrants.

The Company may redeem the Warrants at a price of $.10 per Warrant at any time after the first anniversary of the date hereof and prior to their expiration by giving not less than 30 days written notice mailed to the record holders if the average closing bid price of the Common Stock has been at least $8.00 for a period of 30 consecutive trading days ending prior to the date on which the notice of redemption is given. Warrants may be exercised anytime after one year from the date of this Prospectus until the close of business on the date fixed for redemption or the expiration date.

The Warrants will expire at 5:00 p.m., New York time, on the third anniversary of the date of this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect thereto. A holder of Warrants as such will not have any rights, privileges or liabilities as a shareholder of the Company. In the event of the liquidation, dissolution or winding up of the Company, holders of the Warrants as such are not entitled to participate in the distribution of the Company's assets.

The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

Purchasers of the Warrants will have the right to exercise the Warrants to purchase shares of Common Stock only if a current registration statement relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken to maintain the effectiveness of the Registration Statement of which this Prospectus is a part or to file and maintain the effectiveness of another registration statement so as to permit the purchase of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. The Warrants may be deprived of any value if this Registration Statement or another registration statement covering the shares issuable upon the exercise thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.

For the life of the Warrants, a holder thereof is given the opportunity to profit from a rise in the market price of the Common Stock. In addition, the Company may find it more difficult to raise equity capital if it should be needed for the business of the Company while the Warrants are outstanding. At any time when the holders of Warrants might be expected to exercise them, the Company would, in all likelihood, be able to obtain additional equity capital on terms more favorable than those provided in the Warrants.

Underwriter's Option

The Company has also agreed to issue to the Underwriter an option to purchase an aggregate of 200,000 Units (the "Underwriter's Option") at an exercise price equal to 165% of the initial public offering price per Unit. The Underwriter's Option is exercisable for a period of four years, beginning one year from the effective date of this Offering. See "Underwriting." The Underwriter's Option contains provisions providing for adjustment of the exercise price and the number and type of securities issuable upon the exercise thereof upon the occurrence of certain events, including in the event of any stock dividend, stock split, stock combination or similar transaction. Holders of the Underwriter's Option have been granted certain registration rights under the Securities Act with respect to the securities issuable upon exercise of the Underwriter's Option. The Underwriter's Option is not redeemable by the Company. See "Underwriting and "Description of Securities -
 Registration Rights."

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is OTC
Corporate Transfer Service Co., located in New York, New York.

Certain Transfer Restrictions

Pursuant to the Second Amended and Restated Shareholders Agreement, Fergal Mulchrone, Scott Jaffe, Kenneth Serota and Rod Robertson may not sell, assign, transfer, pledge, hypothecate, encumber or in any other manner dispose of shares of the Company's Common Stock except
(i) to certain permitted transferees or (ii) subject to a right of first refusal by the Company and, if the Company does not exercise the right in full, by Andrew Zahn. In addition, in the event of any filing by or against any of these parties of a petition for relief under bankruptcy, insolvency or similar laws, the Company and Andrew Zahn shall have the option to purchase all, but not less than all, of the shares of Common Stock owned by such persons.

Shares Eligible for Future Sale

Prior to this Offering, there has been no public market for the Units, the Common Stock or the Warrants. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

Upon completion of this Offering, the Company will have 14,348,674 shares of Common Stock outstanding. Of these shares, the 2,300,000 shares sold by the Company in this Offering (2,645,000 shares if the Underwriter exercises the Over-Allotment Option in full) and the 1,086,250 shares sold by the Selling Securityholders will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company as that term is defined in Rule 144 (an "Affiliate"). The 10,962,424 remaining shares constitute "restricted securities" within the meaning of Rule 144, and will only be eligible for sale in the open market commencing on the second anniversary of the later of the date such shares were acquired from the Company or an Affiliate, subject to the contractual lockup provisions and applicable requirements of Rule 144 described below. However, of such restricted securities, 10,962,424 shares are subject to registration rights which may entitle the holder thereof to register such shares for resale under the Securities Act and to sell such shares, after the lockup period, without regard for the restrictions of Rule 144.

The Company, its officers and directors and certain stockholders of the Company have agreed that they will not directly or indirectly, offer, sell, offer to sell, grant any option to purchase or otherwise sell or dispose (or approve any offer, sale, offer of sale, grant of any options to purchase or sale or disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Underwriter, for a period of 12 months from the date of the Prospectus. In addition, the Selling Securityholders have agreed that they will not directly or indirectly, issue, offer to sell, grant an option for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of any such shares until the earlier of (i) 12 months from the date of this Prospectus or (ii)
October 30, 1997. The Underwriter has agreed to not release any of these shares or warrants held by the Selling Securityholders from the terms of such lock-up agreements.

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an "affiliate" of the Company, as that term is defined in Rule 144 (an "Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 140,500 shares immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two year holding period. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions under Rule 144 described above.

The Company has granted options to purchase a total of 970,000 shares under the Company's 1996 Stock Incentive Plan prior to the date of this Prospectus (90,000 of which are currently exercisable). An additional 1,530,000 shares are available for future option grants under the Company's 1996 Stock Incentive Plan.

See "Management - Stock Incentive Plan." The Company intends to file a registration statement under the Securities Act shortly after the effective date of the Registration Statement covering certain shares of Common Stock reserved for issuance under the 1996 Stock Incentive Plan. These options holders have agreed that they will not directly or indirectly offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of the Underwriter, any shares of Common Stock or any other equity security of the Company, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or any other equity security of the Company, or enter into any agreement to do any of the foregoing, for a period of twelve months from the date of this Prospectus. Upon the expiration of such twelve month period, approximately 383,000 shares of Common Stock issuable under the 1996 Stock Incentive Plan and the 605,748 shares of Common Stock issuable under the Employee Option will be immediately eligible for resale in the public market subject to certain volume limitations set forth in the 1996 Stock Incentive Plan and otherwise applicable to affiliates. The Underwriter may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to the lock-up agreements.

The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modification will have a material effect on the time when certain shares of the Common Stock become eligible for resale.